EXHIBIT 99.1

NeoMedia Appoints Corporate Controller as new interim CFO

Announces Resignation of Chief Financial Officer

Atlanta, July 22, 2011 - NeoMedia™ Technologies, Inc. (OTC BB: NEOM.OB), the global leader in mobile barcode scanning solutions, today announced that Mike Zima, the Company’s Chief Financial Officer (“CFO”) has tendered his resignation. Robert Thomson, the current Corporate Controller, has been appointed by the Company’s Board of Directors as interim CFO with immediate effect.

"We would like to thank Mike for his contribution to NeoMedia and wish him well," said Laura Marriott, CEO and Chairperson of the Board, NeoMedia. “We are looking forward to working with Robert in his new role, which we know he has the right experience and skills to seamlessly transition into.  It is an exciting time for NeoMedia as we maximize the opportunities for the organization in the emerging mobile barcode ecosystem.”

Mr. Thomson has been Corporate Controller at NeoMedia since September 2008 and as such has been one of the key members of the executive team responsible for the organization’s financial activities.  Prior to joining NeoMedia, Thomson served as Corporate Controller for Charys Holding Company, Inc., providing oversight to the organization’s corporate accounting structure and integration of newly acquired subsidiary companies.  Mr. Thomson has also held executive roles at Technologies Solutions Corp., MemberCall Business Communication Services, Tel3.com, Inc., and American Telnet, with over fifteen years for corporate finance management experience.

For more information on NeoMedia’s executive team, portfolio of customers, products, services and intellectual property, please visit www.neom.com.

About NeoMedia

NeoMedia Technologies, Inc. is the global market leader in 2D mobile barcode technology and infrastructure solutions that enable the mobile barcode ecosystem world-wide. Its technology platform transforms mobile devices with cameras into barcode scanners, enabling a range of practical and engaging applications including consumer oriented advertising, mobile ticketing and couponing, and business-to-business commercial track and trace solutions.

NeoMedia’s suite of products, services and extensive IP portfolio means it is the only provider able to offer customers a comprehensive end-to-end mobile code solution. NeoMedia’s current customers include handset manufacturers, platform providers and brands and agencies looking to offer pioneering mobile barcode solutions to their customer base.

NeoMedia’s product portfolio includes: mobile barcode management & infrastructure solutions, barcode reader solutions, mobile couponing, mobile ticketing & POS integration and IP licensing. Learn more at www.neom.com or visit us at one of the following online destinations:

LinkedIn: http://www.linkedin.com/company/neomedia-technologies

Twitter: http://twitter.com/neomediainc

For more information please contact:

NeoMedia
US
Marla Cimini or Nora Snoddy
+1 856 616-1194 / +1 973 941 0986
press@neom.com

Europe
Sarah O’Neill / Ryan Waters
+44 207 751 4444
press@neom.com